Exhibit (b)(8)(e)(ii)


                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

         This Amendment to Fund Participation Agreement ("Agreement") dated April 10, 1997, as amended between Lord Abbett Series Fund, Inc, an open-end management investment company organized as a Maryland Corporation (the "Corporation"), and Great American Reserve Insurance Company, a Texas life insurance company (the "Company") is effective as of DECEMBER 1, 2001.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. The Company's name shall be changed to "Conseco Variable Insurance Company" to reflect the Company's name change.

2. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

         All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.




CONSECO VARIABLE INSURANCE COMPANY
[Formerly GREAT AMERICAN RESERVE INSURANCE COMPANY]

By: /s/ Janice K. Henderson
    ------------------------------
Name:   Janice K. Henderson
Title:  Vice-President


LORD ABBETT SERIES FUND, INC.

By: /s/ Lawrence H. Kaplan
    ------------------------------
Name:   Lawrence H. Kaplan
Title:  Vice President


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                                   SCHEDULE A

                            SEGREGATED ASSET ACCOUNTS

-Conseco Variable Annuity Account C
-Conseco Variable Annuity Account E
-Conseco Variable Annuity Account F
-Conseco Variable Annuity Account G
-Conseco Variable Annuity Account H
-Conseco Variable Annuity Account I
-Conseco Variable Account L